UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

__________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 1, 2006

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PC MALL, INC.

(Exact Name of Registrant as Specified in its Charter)

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Delaware	0-25790	95-4518700
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2555 West 190th Street, Suite 201

Torrance, California 90504

(Address of Principal Executive Offices) (Zip Code)

(310) 354-5600

(Registrant’s telephone number,

including area code)

(Former Name or Former Address, if Changed Since Last Report)

__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On October 28, 2004, the Compensation Committee of our Board of Directors approved a change to the annual base salary compensation arrangement we have with Frank F. Khulusi, our Chairman, President and Chief Executive Officer. The Compensation Committee increased Mr. Khulusi’s annual base salary from $600,000 to $800,000, effective as of October 28, 2004. In May of 2005, Mr. Khulusi voluntarily elected to reduce his annual base compensation from $800,000 to $600,000. On March 1, 2006, the Compensation Committee restored the annual base salary of Mr. Khulusi back to $800,000. No other terms of Mr. Khulusi’s employment arrangement were modified.

Under the February 9, 2005 executive bonus plan, for each fiscal quarter, our eligible executive officers may participate in a bonus pool equaling an aggregate of up to ten percent of any amount by which our “adjusted income” for the relevant quarter exceeds our “adjusted income” for the same quarter of the prior year. For the purposes of the executive bonus plan, “adjusted income” is our aggregate pre-tax income for the quarter for our Core Business segment (i.e., excluding our OnSale.com segment and our previous eCost.com segment), less certain costs that are determined on a quarterly basis by the Compensation Committee in its sole discretion. Under this executive bonus plan, the Compensation Committee allocates amounts to eligible participants based on factors identified by the Committee, including the achievement of specified individual performance targets. On March 1, 2006, the Compensation Committee approved bonuses to eligible participants in the plan, which included the following executive officers: Frank Khulusi, Kris Rogers, Ted Sanders and Dan Devries in the respective amounts of $48,574, $28,759, $15,339 and $4,600.

The Compensation Committee also approved a quarterly bonus of $12,500 to Mr. Newton in accordance with his employment agreement. Mr. Newton does not participate in the executive bonus plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PC MALL, INC.

(Registrant)

Date: March 7, 2006	By:	/s/ Theodore R. Sanders
Theodore R. Sanders Chief Financial Officer

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